                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             Arco Chemical Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO OF ARCO CHEMICAL COMPANY APPEARS HERE]

ARCO Chemical Company

NOTICE OF

ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD

ON MAY 10, 1996

AND PROXY STATEMENT
              ---------------------------------------------------
                    PLEASE COMPLETE, SIGN, DATE, AND RETURN
                              YOUR PROXY PROMPTLY
              ---------------------------------------------------

                             ARCO CHEMICAL COMPANY
                             3801 West Chester Pike
                    Newtown Square, Pennsylvania 19073-2387

March 30, 1996

Dear Stockholder:

You are cordially invited to join us at the 1996 Annual Meeting of Stockholders on Friday, May 10, 1996 at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, beginning at 10:00 a.m.

It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date, and return the enclosed form of proxy promptly. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

This booklet includes the notice of the meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

Sincerely yours,

/s/ Mike R. Bowlin

Chairman of the Board

/s/ Alan R. Hirsig

President and Chief Executive Officer

                             ARCO CHEMICAL COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 1996

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of ARCO Chemical Company ("ARCO Chemical" or the "Company") will be held at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on Friday, May 10, 1996, at 10:00 a.m. local time, for the following purposes, as more fully described in the attached Proxy Statement:

(1) To elect 11 directors to hold office for a one-year term;

(2) To approve and ratify an amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan;

(3) To approve the appointment of Coopers & Lybrand L.L.P. as independent auditors for ARCO Chemical for the year 1996; and

(4) To transact such other business as may properly come before the meeting.

The Board of Directors has fixed March 20, 1996 as the record date for the meeting. Accordingly, only stockholders of record of the common stock of the Company at the close of business on such date are entitled to vote at the meeting.

Each such stockholder of record will receive a form of proxy pertaining to the shares of common stock of the Company registered in his or her name. Each participant in employee stock benefit plans will also receive a form of proxy pertaining to shares of the Company's common stock credited to his or her account in the plans.

YOU ARE URGED TO READ THE PROXY STATEMENT, AND THEN TO COMPLETE, SIGN, AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PAID ENVELOPE.


/s/ Robert J. Millstone

ROBERT J. MILLSTONE                                 Newtown Square,
Vice President, General Counsel and Secretary       Pennsylvania
                                                    March 30, 1996

                             ARCO CHEMICAL COMPANY
                             3801 WEST CHESTER PIKE
                    NEWTOWN SQUARE, PENNSYLVANIA 19073-2387

                               ----------------

                                PROXY STATEMENT
                                 MARCH 30, 1996

                               ----------------

                                  INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of ARCO Chemical Company ("ARCO Chemical" or the "Company"). The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of ARCO Chemical. Shares represented by a properly executed proxy will be voted in accordance with the instructions of the stockholder. In the absence of such instructions, the persons named in the accompanying proxy will vote FOR the election of the 11 nominees for director listed in this Proxy Statement, FOR the approval and ratification of the proposed amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan, and FOR the approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1996. As to other items of business that may come before the meeting, such persons will vote in accordance with their best judgment.

                               VOTING SECURITIES

  Holders of record of outstanding common stock of the Company ("Common Stock") at the close of business on March 20, 1996 will be entitled to one vote per share. The Company had 96,577,883 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS; CONTROL OF THE COMPANY

  The following is the only person known by the Company to own beneficially more than five percent of any class of the Company's voting securities as of the record date:

                                                          AMOUNT AND
                                                          NATURE OF
                                                          BENEFICIAL
                                     NAME AND            OWNERSHIP OF   PERCENT
     TITLE OF CLASS                  ADDRESS                SHARES      OF CLASS
     --------------                  --------            ------------   --------
Common Stock............. Atlantic Richfield Company      80,000,001(a) 82.8
                           515 South Flower Street
                           Los Angeles, California 90071

--------
(a) Sole voting power, sole dispositive power.

  Under applicable provisions of the Delaware General Corporation Law and the Company's Certificate of Incorporation, Atlantic Richfield Company, a Delaware corporation ("ARCO"), is able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring stockholder approval. ARCO's current level of ownership of the outstanding voting stock precludes any acquisition of control of the Company not favored by ARCO. ARCO has informed the

Company that it intends to vote its shares in favor of the 11 nominees for director, for the approval and ratification of the proposed amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan, and for the approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1996.

  The Company and ARCO entered into an agreement, dated as of June 30, 1987, granting ARCO certain rights as a stockholder of the Company. In order to allow ARCO to continue to include the Company as part of its "affiliated group" for federal income tax purposes, ARCO has been granted the cumulative, continuing right to purchase from the Company, at the then current market price, such number of shares of Common Stock as may be necessary to preserve that status.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the number of shares of Common Stock and the number of shares of common stock of ARCO ("ARCO Common Stock") owned beneficially as of February 1, 1996 by each director and/or nominee, each executive officer named in the Summary Compensation Table, and all directors and/or nominees and executive officers as a group. Other than as disclosed in the footnotes to the following table, the directors and/or nominees, the named executive officers, and the directors and/or nominees and executive officers as a group did not own any equity securities of the Company or ARCO. As of February 1, 1996, the percentage of shares of any class of equity securities of the Company or ARCO beneficially owned by any director and/or nominee or any named executive officer, or by all directors and/or nominees and all executive officers as a group, did not exceed 1% of the class so owned. Unless otherwise noted, each individual has sole voting and investment power.

                                                          SHARES OF ARCO
                           SHARES OF COMMON STOCK          COMMON STOCK
                          OWNED BENEFICIALLY AS OF      OWNED BENEFICIALLY
          NAME             FEBRUARY 1, 1996(A)(B)  AS OF FEBRUARY 1, 1996(C)(D)
-------------------------------------------------------------------------------
  Ronald J. Arnault                   500                     86,855
  Walter F. Beran                   2,000                          0
  Mike R. Bowlin                        0                    174,958(e)
  E. Kent Damon, Jr.                  500                     57,202
  Anthony G. Fernandes                  0(f)                  63,811(g)
  Morris Gelb                      66,277                      4,330
  Alan R. Hirsig                  216,567                      1,157
  Marie L. Knowles                    100                     22,667(h)
  James A. Middleton                1,000                    116,746
  Jack E. Oppasser                 89,855(i)                   3,557
  Frank Savage                        100(j)                       0
  Marvin O. Schlanger             122,156                      1,980
  Robert H. Stewart, III            5,000                          0
  Walter J. Tusinski               52,706(k)                  16,034(l)
  All directors and/or
   nominees and all exec-
   utive officers as a
   group, including those
   named above                    677,396(m)                 551,661(n)
-------------------------------------------------------------------------------

(a) Includes shares of Common Stock held by the trustees of the ARCO Chemical Company Capital Accumulation Plan (the "Capital Accumulation Plan") and the ARCO Chemical Company Savings Plan (the "Savings Plan") for the accounts of participants.

(b) The amounts shown include shares that may be acquired within the 60-day period following February 1, 1996 through the exercise of stock options covering Common Stock as follows: Mr. Gelb, 64,200; Mr. Hirsig, 203,700; Mr. Oppasser, 86,100; Mr. Schlanger, 117,100; Mr. Tusinski, 45,300; and all directors and/or nominees and all executive officers as a group (including those just named), 630,800.

(c) Includes shares of ARCO Common Stock held by the trustees of the Capital Accumulation Plan, the Savings Plan, and ARCO's Capital Accumulation and Savings Plans for the accounts of participants.

(d) The amounts shown include shares that may be acquired within the 60-day period following February 1, 1996 through the exercise of stock options covering ARCO Common Stock as follows: Mr. Arnault, 81,875; Mr. Bowlin, 163,022; Mr. Damon, 55,638; Mr. Fernandes, 61,840; Mr. Gelb, 1,335; Mrs.
    Knowles, 22,127; Mr. Middleton, 115,000; Mr. Schlanger, 1,398;
    Mr. Tusinski, 11,659; and all directors and/or nominees and all executive officers as a group (including those just named), 513,894.

(e) Includes 10,000 shares of restricted ARCO Common Stock. Restricted stock includes voting rights and the rights to receive dividends.

(f) Does not include 35 shares held by son, as to which beneficial ownership is disclaimed.
(g) Does not include 135 shares held for or by children, as to which beneficial ownership is disclaimed.

(h) Does not include 1,472 shares that may be acquired within the 60-day period following February 1, 1996 through the exercise of stock options covering ARCO Common Stock held by spouse and 1,322 shares held for the account of spouse by the trustees of ARCO's Capital Accumulation and Savings Plans, as to which beneficial ownership is disclaimed.

(i) Includes 1,101 shares subject to shared voting and investment power with spouse.

(j) Shares subject to shared voting and investment power with spouse.

(k) Does not include 3,600 shares held for children, as to which beneficial ownership is disclaimed.

(l) Includes 252 shares subject to shared voting and investment power with spouse.

(m) Includes 2,901 shares subject to shared voting and investment power. Does not include 3,927 shares held for or by family members, as to which beneficial ownership is disclaimed.

(n) Includes 252 shares subject to shared voting and investment power. Does not include 1,457 shares held for or by family members, as to which beneficial ownership is disclaimed.

                             ELECTION OF DIRECTORS

                              Item 1 on Proxy Card

  Pursuant to the Company's Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms. The Board of Directors has fixed the number of directors constituting the whole Board at 11 and has selected the nominees listed below, who were recommended by the Nominating Committee (described below), for election to a term of one year. Each of the nominees, with the exception of Anthony G. Fernandes, is currently a director of the Company. Marie L. Knowles has decided to resign from the Board effective as of May 10, 1996 and is not a nominee for reelection. Unless authority to vote for any nominee is withheld in the proxy, the persons named in the accompanying proxy intend to vote FOR the election of the 11 nominees for director listed below.

  All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of such nominee or nominees as may be recommended by the Board of Directors.

  Under the Delaware General Corporation Law, each of the nominees must receive a plurality of the votes of shares of Common Stock present in person or by proxy at the meeting to be elected as a director. Abstentions will be counted as shares present at the meeting.

  The following biographical information is furnished with respect to each of the nominees. The information includes age as of May 10, 1996, the date of the annual meeting, present position, if any, with ARCO Chemical, period served as a director, and other business experience during the past five years. Unless stated otherwise, the offices referred to below are offices with the Company or, prior to June 1987, the ARCO Chemical Division of ARCO. See "Transactions Between the Company and ARCO."

[PHOTO OF RONALD   RONALD J. ARNAULT, 52
J. ARNAULT APPEARS Mr. Arnault was elected a Director of the Company on June
HERE]              17, 1987. Mr. Arnault has been an Executive Vice
                   President and a Director of ARCO since October 1987. He
                   has been Chief Financial Officer of ARCO from June 1984
                   to July 1990 and from July 1992 to the present. Mr.
                   Arnault is also Chairman of the Board and a Director of
                   Vastar Resources, Inc. and a Director of SunAmerica, Inc.
[PHOTO OF WALTER   WALTER F. BERAN, 70
F. BERAN APPEARS   Mr. Beran was elected a Director of the Company on
HERE]              September 1, 1987. Mr. Beran is Chairman of Pacific
                   Alliance Group (a financial services firm). Previously,
                   he served as Vice Chairman and Western Region Managing
                   Partner of Ernst & Whinney (accountants), a predecessor
                   to Ernst & Young. Mr. Beran is also a Director of
                   Fleetwood Enterprises, Inc., Pacific Scientific Company
                   and Vencor, Inc.
[PHOTO OF MIKE     MIKE R. BOWLIN, 53
R. BOWLIN APPEARS  Mr. Bowlin was elected Chairman of the Board and a
HERE]              Director of the Company on May 11, 1995. Mr. Bowlin has
                   been Chairman of the Board of ARCO since July 1, 1995,
                   the Chief Executive Officer of ARCO since July 1994,
                   President and Chief Operating Officer of ARCO since June
                   1993 and a Director of ARCO since June 1992. Mr. Bowlin
                   served as Executive Vice President of ARCO from June 1992
                   to May 1993 and Senior Vice President of ARCO from July
                   1985 to June 1992.
[PHOTO OF E.       E. KENT DAMON, JR., 53
KENT DAMON, JR.    Mr. Damon was elected a Director of the Company on
APPEARS HERE]      February 15, 1989. Mr. Damon has been Senior Vice
                   President of ARCO and President of ARCO Asia Pacific,
                   Ltd. since August 1993. Previously, he was Senior Vice
                   President of Planning and Control of ARCO from July 1990
                   to August 1993, Vice President and Investment Officer of
                   ARCO from August 1985 to July 1990, and President and
                   Chief Investment Officer of ARCO Investment Management
                   Company from December 1987 to July 1990.

[PHOTO OF ANTHONY  ANTHONY G. FERNANDES, 50
 G. FERNANDES      Mr. Fernandes is a nominee for Director. Mr. Fernandes
 APPEARS HERE]     has been an Executive Vice President and Director of ARCO
                   since September 1994. Previously, he was Senior Vice
                   President of ARCO and President of ARCO Coal Company from
                   July 1990 to September 1994 and Vice President and
                   Controller of ARCO from July 1987 to July 1990.
[PHOTO OF ALAN R.  ALAN R. HIRSIG, 56
 HIRSIG APPEARS    President and Chief Executive Officer
 HERE]             Mr. Hirsig was elected President and Chief Executive
                   Officer on January 1, 1991. He was elected an officer of
                   the Company on June 22, 1987 and a Director of the
                   Company on November 14, 1989. Previously, Mr. Hirsig was
                   President of the Company's European operations from July
                   1984 to December 1990 and a Senior Vice President of the
                   Company from July 1988
                   to December 1990. Mr. Hirsig is also a Director of Betz
                   Laboratories, Inc.
[PHOTO OF JAMES    JAMES A. MIDDLETON, 60
 A. MIDDLETON      Mr. Middleton was elected a Director of the Company on
 APPEARS HERE]     February 15, 1989. Mr. Middleton became Chairman and
                   Chief Executive Officer of Crown Energy Corp. (oil sand
                   projects and oil and gas operations) in February 1996.
                   Mr. Middleton was an Executive Vice President and a
                   Director of ARCO from October 1987 until he resigned from
                   those positions in September 1994. Mr. Middleton retired
                   as an employee of ARCO in January 1995. Previously, he
                   served as President of ARCO Oil and Gas Company from
                   January 1985 to September 1990. Mr. Middleton is also a
                   Director of Texas Utilities Company.
[PHOTO OF FRANK    FRANK SAVAGE, 57
 SAVAGE APPEARS    Mr. Savage was elected a Director of the Company on July
 HERE]             22, 1993. Mr. Savage is Chairman of Alliance Capital
                   Management International and Chairman of Alliance
                   Corporate Finance Group, Inc. (financial services). He is
                   Senior Vice President of The Equitable Life Assurance
                   Society of the United States (financial services).
                   Previously, he served as Chairman of Equitable Capital
                   Management Corporation (which was merged into Alliance
                   Capital Management Corporation) from April 1992 to July
                   1993 and Vice Chairman and Head of International
                   Operations, Equitable Capital Management Corporation from
                   November 1986 to April 1992. Mr. Savage is also a
                   director of Alliance Capital Management Corporation,
                   Lockheed Martin Corporation, QUALCOMM Incorporated, and
                   Southern Africa Fund.

[PHOTO OF MARVIN   MARVIN O. SCHLANGER, 48
O. SCHLANGER       Executive Vice President and Chief Operating Officer
APPEARS HERE]      Mr. Schlanger was elected an officer of the Company on
                   September 1, 1987 and a Director of the Company on
                   November 14, 1989. He assumed his current position in
                   November 1994. Previously, he was Senior Vice President
                   of the Company and President of ARCO Chemical Americas
                   Company from August 1992 to November 1994, Senior Vice
                   President and Chief Financial Officer from October 1989
                   to August 1992 and Vice President, Worldwide Business
                   Management from September 1988 to September 1989. Mr.
                   Schlanger is also a Director of Roy F. Weston, Inc.
[PHOTO OF ROBERT   ROBERT H. STEWART, III, 70
H. STEWART         Mr. Stewart was elected a Director of the Company on
APPEARS HERE]      September 1, 1987. Mr. Stewart is Vice Chairman of Bank
                   One, Texas, N.A. (commercial bank). Mr. Stewart had been
                   Vice Chairman of the Board of Team Bank (commercial
                   bank). Team Bancshares, Inc., the parent of Team Bank,
                   was merged into BANC ONE CORPORATION, the parent of Bank
                   One, Texas, N.A., in November 1992. Previously, Mr.
                   Stewart served as Vice Chairman of LaSalle Energy Corp.
                   (gas pipeline business) from August 1987 to January 1990.
                   Mr. Stewart is also a Director of PepsiCo, Inc.
[PHOTO OF WALTER   WALTER J. TUSINSKI, 48
J. TUSINSKI        Senior Vice President and Chief Financial Officer
APPEARS HERE]      Mr. Tusinski was elected Senior Vice President and Chief
                   Financial Officer and a Director of the Company on
                   September 1, 1992. Previously, he served as Vice
                   President, New Business Ventures of ARCO International
                   Oil and Gas Company from September 1990 to August 1992
                   and Vice President, Planning and Control of ARCO Products
                   Company from October 1986 to August 1990.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                             COMPENSATION
                                 ANNUAL COMPENSATION            AWARDS
                          ---------------------------------- -------------
        NAME AND                                   OTHER                       ALL
       PRINCIPAL                                   ANNUAL                     OTHER
        POSITION          YEAR  SALARY   BONUS  COMPENSATION STOCK OPTIONS COMPENSATION
       ---------          ---- -------- ------- ------------ ------------- ------------
                                 ($)      ($)       ($)           (#)          ($)
                                                    (A)           (B)         (C)(D)
Alan R. Hirsig..........  1995  542,308 585,000    45,852       44,300        76,571
President and             1994  496,154 375,000    83,856       34,200        73,703
 Chief Executive Officer  1993  467,308 250,000    45,404       36,700        68,881
Morris Gelb.............  1995  234,615 200,000    16,134       12,500        33,554
Vice President            1994  225,769 120,000    34,268        8,800        37,699
                          1993  217,615  80,000    18,543        8,400        39,497
Jack E. Oppasser (e)....  1995  291,616 235,000   209,630       20,100       178,498
Senior Vice President     1994  271,000 165,000   128,784       14,300       216,589
                          1993  256,000 105,000   161,547       14,700       205,736
Marvin O. Schlanger.....  1995  400,000 385,000     8,458       24,600        49,954
Executive Vice President  1994  332,808 250,000    16,860       18,600        43,563
 and Chief Operating Of-  1993  306,923 155,000     7,636       18,900        38,370
  ficer
Walter J. Tusinski .....  1995  292,692 235,000     8,486       17,700        49,256
Senior Vice President and 1994  277,692 160,000     9,124       15,000        46,532
 Chief Financial Officer  1993  263,461 105,000     6,884       12,600        46,314

--------

(a) Includes amounts related to the payment of foreign and other taxes, tax gross-ups in respect of financial counseling reimbursements and other miscellaneous items, and incremental interest accrued under the Key Management Deferral Plan that exceeds 120% of a specified IRS rate.

(b) These options were granted under the Company's 1990 Long-Term Incentive Plan. These options accrue dividend share credits. For a description of dividend share credits under the 1990 Long-Term Incentive Plan, see footnote (d) of this Summary Compensation Table.

(c) Includes 1995 contributions to the Executive Supplementary Savings Plan, incremental Executive Medical Insurance Plan (the "Executive Medical Plan") premiums, financial counseling reimbursements, certain amounts in respect of the Key Management Life Insurance Plan, foreign housing and service payments, employee stock ownership plan incentive program ("ESOP Incentive") payments, and imputed income in respect of the Long-Term Disability Plan (the "LTD Plan"), as follows:

                                        MR.    MR.     MR.       MR.      MR.
                                       HIRSIG  GELB  OPPASSER SCHLANGER TUSINSKI
                                       ------ ------ -------- --------- --------
                                        ($)    ($)     ($)       ($)      ($)
   Executive Supplementary Savings
    Plan.............................  32,538 14,077  17,497   24,000    17,562
   Incremental Executive Medical Plan
    premiums.........................   4,983  4,983   4,983    4,983     4,983
   Financial counseling
    reimbursements...................   8,000  5,039  15,884    3,670     7,870
   Key Management Life Insurance
    Plan.............................  18,540  5,989  10,049    7,946    10,378
   Foreign housing and service
    payments.........................       0      0 126,140        0         0
   ESOP Incentive payments...........   2,342  1,271     329    1,095       578
   LTD Plan imputed income...........  10,167  2,195   3,617    8,260     7,886

                                                       (Continued on next page)

(Continued from previous page)


   The amounts disclosed in respect of the Key Management Life Insurance Plan include certain reimbursements of premiums paid by the executive officer as well as the dollar value of the benefit to the executive officer of the premium paid by the Company during the fiscal year. The dollar value of the latter benefit is calculated by (i) treating the annual premium paid by the Company, less the portion of the premium attributable to death benefits payable to the Company and certain policy charges, as a demand loan from the Company to the executive officer and (ii) imputing interest on the demand loan at the applicable federal rate. The deemed amount of the benefit to the executive officer is the amount of interest imputed less the executive officer's contribution to the policy.

(d) Dividend share credits accrue on options granted under both the Company's 1987 Executive Long-Term Incentive Plan, which is not available for additional option grants, and the Company's 1990 Long-Term Incentive Plan. Dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of dividend share credits to be allocated on each dividend record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (x) the number of shares subject to outstanding options and (y) the number of dividend share credits then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock ("FMV") on such dividend record date. Upon the exercise, expiration or surrender of an option, an optionee may receive a cash payment in respect of the dividend share credits attributable to such option provided that certain performance-based conditions are satisfied. If FMV on the date of exercise, expiration or surrender is greater than the exercise price of the option, then the optionee is entitled to receive a cash payment equal to the number of dividend share credits attributable to such option multiplied by FMV on such date. If the option exercise price is greater than FMV on such date (i.e., the option is out of the money) and the fair market value of the dividend share credits (equal to FMV on such date multiplied by the number of dividend share credits) is equal to or less than the amount by which the aggregate exercise price of the option exceeds the aggregate FMV of the shares of Common Stock underlying such option (the "Out-of-the-Money Spread"), then the optionee is not entitled to receive any cash payment in respect of the dividend share credits. If the option is out of the money but the fair market value of the dividend share credits is greater than the Out-of-the-Money Spread, then the optionee is entitled to receive a cash payment in respect of the dividend share credits equal to the fair market value of the dividend share credits less the Out-of-the-Money Spread. The dividend share credit values realized in the table below and the dividend share credit values in the table set forth at footnote (c) of the Aggregated Option Exercises in 1995 and Year-End Option Values table at page 10 reflect the application of the foregoing cash payment formula. Dividend share credits accrued on Company options during 1993, 1994 and 1995 to the account of the named executive officers, and the value realized on exercise, were as follows:

                                  1993              1994              1995
                            ----------------- ----------------- -----------------
                            DIVIDEND          DIVIDEND          DIVIDEND
                             SHARE    VALUE    SHARE    VALUE    SHARE    VALUE
          NAME              CREDITS  REALIZED CREDITS  REALIZED CREDITS  REALIZED
          ----              -------- -------- -------- -------- -------- --------
                               #        $        #        $        #        $
   Mr. Hirsig..............  7,869       0     9,312         0   13,761        0
   Mr. Gelb................  2,839       0     3,149         0    4,469        0
   Mr. Oppasser............  3,733       0     4,303         0    6,000  185,830
   Mr. Schlanger...........  5,075       0     5,619   145,639    7,807        0
   Mr. Tusinski............    560       0     1,309         0    2,753        0

  Dividend share credit totals are rounded to the nearest whole number. FMV of Common Stock on December 31, 1993 was $43.250. FMV of Common Stock on December 31, 1994 was $44.125. FMV of Common Stock on December 31, 1995 was $48.625.

                                                        (Continued on next page)

(Continued from previous page)


  Certain officers and employees of the Company also have options for ARCO Common Stock granted by ARCO for services rendered to ARCO. Dividend share credits accrue on options for ARCO Common Stock in the same manner that dividend share credits accrue on options for Common Stock. Upon an ARCO employee becoming employed by the Company, the Company assumes ARCO's contingent future cash payment obligation with respect to all dividend share credits accrued on ARCO options allocated to such employee. During 1995, cash payments received by the named individuals with respect to dividend share credits in connection with the exercise of ARCO options were as follows: Mr. Gelb, $11,516; Mr. Oppasser, $80,625; and Mr. Tusinski, $47,727.

(e) Mr. Oppasser retired as an officer and employee of the Company on December 31, 1995.

                          STOCK OPTION GRANTS IN 1995

                                                                              POTENTIAL
                                                                           REALIZABLE VALUE
                                                                              AT ASSUMED
                                                                           ANNUAL RATES OF
                                                                             STOCK PRICE
                                                                          APPRECIATION FOR
                                    INDIVIDUAL GRANTS(A)                    OPTION TERM(B)
                         ------------------------------------------- ---------------------------
                                   % OF TOTAL
                                 OPTIONS GRANTED
                         OPTIONS  TO EMPLOYEES   EXERCISE EXPIRATION
          NAME           GRANTED     IN 1995      PRICE      DATE         5%            10%
          ----           ------- --------------- -------- ---------- ------------- -------------
                           (#)                    ($/SH)                  ($)           ($)
Alan R. Hirsig.......... 44,300       13.06      42.4375   2/15/05       1,182,310     2,996,206
Morris Gelb............. 12,500        3.69      42.4375   2/15/05         333,609       845,431
Jack E. Oppasser........ 20,100        5.93      42.4375   2/15/05         536,443     1,359,452
Marvin O. Schlanger..... 24,600        7.25      42.4375   2/15/05         656,542     1,663,801
Walter J. Tusinski...... 17,700        5.22      42.4375   2/15/05         472,390     1,197,130
Stock Price(c)..........                                                   69.1262      110.0719
All Stockholders(c).....                                             2,575,164,288 6,525,971,910

--------
(a) These options were granted under the Company's 1990 Long-Term Incentive Plan at an exercise price equal to the FMV on the date of grant, became exercisable on February 16, 1996, and earn dividend share credits. The options and the dividend share credits associated with such options are cancelled upon an optionee's termination of employment under certain specified circumstances. For a description of dividend share credits under the 1990 Long-Term Incentive Plan, see footnote (d) of the Summary Compensation Table at page 8.

(b) The potential realizable values presented are exclusive of the value, if any, that might be realized in the future in respect of dividend share credits.

(c) Based on total number of shares outstanding on December 31, 1995 of 96,488,880 and assumed purchase price of $42.4375 per share.

         AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

                                                                          VALUE OF IN-THE-MONEY
                                                NUMBER OF UNEXERCISED    UNEXERCISED OPTIONS AT
                           SHARES              OPTIONS AT YEAR-END(A)        YEAR-END(B)(C)
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
                             (#)       ($)        (#)          (#)          ($)          ($)
Alan R. Hirsig..........        0          0    162,900      44,300      1,302,444     274,106
Morris Gelb.............        0          0     51,700      12,500        495,038      77,344
Jack E. Oppasser........    7,000    121,500     66,000      20,100        520,075     124,369
Marvin O. Schlanger.....        0          0     92,500      24,600        751,056     152,213
Walter J. Tusinski......        0          0     27,600      17,700         85,200     109,519

--------
(a) Each option carries with it the right to dividend share credits, as described in footnote (d) of the Summary Compensation Table at page 8.
(b) FMV of Common Stock on December 31, 1995 was $48.625.
(c) Set forth below are the values of aggregate dividend share credits accrued with respect to options held at year-end based on FMV of Common Stock on December 31, 1995 of $48.625. The dividend share credit values have been calculated based on the cash payment formula described in footnote (d) of the Summary Compensation Table at page 8, assuming the exercise of the corresponding options (even if not exercisable in fact) on December 31, 1995, as follows:

                                         YEAR-END DIVIDEND SHARE CREDIT VALUES
                                       -----------------------------------------
                                       EXERCISABLE OPTIONS UNEXERCISABLE OPTIONS
                                       ------------------- ---------------------
                                               ($)                  ($)
  Mr. Hirsig..........................      1,935,335             125,701
  Mr. Gelb............................        783,697              35,469
  Mr. Oppasser........................        786,680              57,034
  Mr. Schlanger.......................      1,121,115              69,802
  Mr. Tusinski........................        174,521              50,224

                               PENSION PLAN TABLE

  The following table shows estimated annual pension benefits payable to employees, including executive officers of the Company, upon retirement at age 65 under the provisions of the ARCO Chemical Company Retirement Plan and the ARCO Chemical Company Supplementary Executive Retirement Plan as in effect on December 31, 1995.

 AVERAGE FINAL EARNINGS
  (SALARY PLUS BONUS)
     HIGHEST THREE
   CONSECUTIVE YEARS           APPROXIMATE ANNUAL BENEFIT FOR YEARS OF
OUT OF LAST TEN YEARS(A)          MEMBERSHIP SERVICE INDICATED(B)(C)
------------------------   -----------------------------------------------------
                           15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
                           --------   --------   --------   --------   --------
       $  300,000          $ 66,402   $ 90,037   $113,671   $137,305   $160,939
          400,000            88,902    120,537    152,171    183,805    215,439
          500,000           111,402    151,037    190,671    230,305    269,939
          600,000           133,902    181,537    229,171    276,805    324,439
          700,000           156,402    212,037    267,671    323,305    378,939
          800,000           178,902    242,537    306,171    369,805    433,439
          900,000           201,402    273,037    344,671    416,305    487,939
        1,000,000           223,902    303,537    383,171    462,805    542,439
        1,100,000           246,402    334,037    421,671    509,305    596,939
        1,200,000           268,902    364,537    460,171    555,805    651,439

--------------------------------------------------------------------------------
(a) The Retirement Plan and the Supplementary Executive Retirement Plan cover the compensation reported as salary and bonus in the Summary Compensation Table. Retirement benefits are based on years of participation service and the employee's compensation during the highest three consecutive years of service since December 31, 1978.

(b) The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee on December 31, 1995 and payment of the benefit under the basic form of allowance provided under the Retirement Plan (payment for the life of the employee only with a guaranteed minimum payment period of 60 months). The benefits shown are not subject to deduction for Social Security benefits or other offset amounts.

(c) As of December 31, 1995, the credited years of service under the Retirement Plan for the five named executive officers were as follows: Mr. Hirsig, 34.58; Mr. Gelb, 26.33; Mr. Oppasser, 7.42; Mr. Schlanger, 21.00; and Mr. Tusinski, 3.33.

PERFORMANCE GRAPHS

                     COMPARISONS OF CUMULATIVE TOTAL RETURN

  The performance graphs below compare the cumulative total stockholder return of the Company with the cumulative total return of the S&P 500 Stock Index and the S&P Chemicals Index for the five-year and eight-year periods ending December 31, 1995. The longer period comprises the eight calendar years since the initial public offering of the Company's Common Stock in October 1987. The performance graphs assume an initial investment of $100 in the Company's Common Stock and in each of the comparative indices and assume the reinvestment of all dividends.

                       Five-Year Cumulative Total Return

                             [GRAPH APPEARS HERE]

                        12/31/90           12/31/91            12/31/92             12/31/93            12/31/94         12/31/95
                        --------           --------            --------             --------            --------         --------
ARCO Chemical           $100.00            $120.29             $140.29              $147.00             $158.06          $184.41
S&P 500 Stock Index     $100.00            $130.47             $140.41              $154.56             $156.60          $214.86
S&P Chemical Index      $100.00            $130.41             $142.80              $159.70             $184.88          $241.50

                      Eight-Year Cumulative Total Return

                             [GRAPH APPEARS HERE]

                        12/31/87    12/31/88     12/31/89     12/31/90     12/31/91    12/31/92    12/31/93   12/31/94   12/31/95
                        --------    --------     --------     --------     --------    --------    --------   --------   --------
ARCO Chemical           $100.00     $100.71      $133.10      $138.87      $167.05     $194.83     $204.15    $219.50    $256.09
S&P 500 Stock Index     $100.00     $116.61      $153.56      $148.79      $194.12     $208.92     $229.97    $233.01    $319.69
S&P Chemical Index      $100.00     $106.71      $137.78      $116.99      $152.57     $167.06     $186.83    $216.29    $282.54

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of ARCO Chemical's Board of Directors (the "Compensation Committee") administers ARCO Chemical's executive compensation. The Compensation Committee is composed of the individuals listed below, all of whom are non-employee directors.

  ARCO Chemical Company's Executive Compensation policy links the elements of executive pay to Company and individual performance. The compensation program is intended to attract, motivate and retain high caliber executive personnel, and to deliver short and long-term compensation predicated on achievement of Company objectives and performance relative to its chemical industry competitors.

  Each year the Compensation Committee conducts a full review of ARCO Chemical's performance and executive compensation. The evaluation of Company performance is based on an assessment of financial performance as compared to the S&P Chemicals group, and the achievement of Company financial and other business objectives. Financial performance comparisons to the S&P Chemicals group include such factors as relative net income, net income growth, return on sales, return on capital employed, return on stockholders' equity, and total return to stockholders. The Compensation Committee does not, however, apply any specific quantitative formulas in arriving at its compensation decisions. ARCO Chemical's 1995 full-year performance significantly exceeded its financial objectives, with net income at a record level. Annual performance was above the average of the competitor group, and the Company has sustained longer term performance in the upper tier of the competitor group on several key measures. In addition, several important business initiatives were implemented that will position the Company for continued success.

  The Company also established specific internal goals and objectives for 1995. The Company met or exceeded its objectives in 1995 on its key internal goals.

 Components of Executive Compensation

  The Company's executive compensation program is designed to emphasize incentive compensation through the use of annual cash bonuses and equity-based long-term incentives. These incentive opportunities represent a variable component of pay which, when combined with base pay, provide total compensation that reflects both individual and Company performance. Total compensation levels are measured against other chemical companies whose size and character are similar to ARCO Chemical.

  The components of executive compensation each play a specific role in the achievement of the desired total compensation position.

  The Company maintains a target executive base pay structure at approximately the average of the competitor group. Aggregate and individual base pay levels are reviewed regularly, and individual pay adjustments are considered based on individual performance, contribution to corporate results, and relative position to peers both within and outside the Company.

  Executives are considered for incentive compensation designed to motivate and reward superior business results through the Company's Annual Incentive Plan and 1990 Long-Term Incentive Plan.

  The Annual Incentive Plan provides for cash incentive payments based on Company and individual performance. The establishment of target incentive levels is based on the Company performance criteria described above, which are the same measures used for the broad-based incentive plan applicable to the majority of the Company's employees worldwide. Individual awards under the plan vary from the target level based on differences in individual performance.

  The 1990 Long-Term Incentive Plan is the key component in positioning total compensation at levels reflecting Company performance. The plan provides for the granting of stock options, which carry with them the right to dividend share credits, or DSCs. The DSCs are calculated based on Common Stock dividend payments. The Compensation Committee believes stock options with dividend share credits are an effective long-term award instrument because they focus management's attention on total return to stockholders through share price appreciation and dividend payments.

  Based on an assessment of annual and longer term Company performance, a target level of total compensation as measured against the competitor group is established. Stock option grant guidelines for each executive grade are set at levels that, when combined with base pay and annual incentives, result in total compensation which approximates the target level. Variations in individual awards are made based on differences in contributions and performance.

 CEO Compensation

  The compensation level for the CEO is set based on Company performance and on competitive pay levels. CEO compensation is measured against the average of similar positions reported in the proxy statements of competitor companies whose size and character are similar to ARCO Chemical.

  In establishing the compensation of Alan R. Hirsig, the Company's CEO, the Compensation Committee recognized that the Company achieved or in many cases exceeded all of its 1995 goals and objectives. Net income rose to a record level and was well above the level budgeted for the year. Five-year return on stockholder's equity (ROSE) and return on capital employed (ROCE) are near the top of the competitor group.

  The performance graphs at page 11 show the cumulative total return to stockholders of ARCO Chemical Company for the five years and the eight years ending December 31, 1995 in comparison to the cumulative total return of the S&P 500 Stock Index and the S&P Chemicals Index. Total return to stockholders over the five-year period was below that of the comparative indices. However, over the longer period, comprising the eight calendar years since the initial public offering of Common Stock in October 1987, the Company's total return exceeded that of the S&P Chemicals Index in the majority of the years of the period.

  Based on the Company's performance, and consistent with the compensation philosophy outlined above, the Compensation Committee recommended, and the Board approved, the following 1995 compensation for Mr. Hirsig:

  Mr. Hirsig's base pay for 1995 was set at $550,000, an increase of $50,000 over 1994 levels. This increase was intended to move Mr. Hirsig's base pay nearer to the competitive average.

  Mr. Hirsig's Annual Incentive Plan award for 1995 was $585,000, up from the 1994 level of $375,000. This increase reflected the Compensation Committee's judgment regarding strong 1995 Company performance and competitive positioning.

  In February 1995, Mr. Hirsig was awarded 44,300 options under the 1990 Long-Term Incentive Plan. This long-term compensation exceeded competitive levels and helped place Mr. Hirsig's 1995 total compensation above the average of the competitor group.

 Deductibility of Compensation under Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1,000,000 paid to the Company's CEO or any one of the four other most highly compensated officers, unless such compensation qualifies as "performance-based" within the meaning of Section 162(m). In 1995, no ARCO Chemical officer realized qualifying compensation in excess of $1,000,000.

 Summary

  The Compensation Committee believes that compensation levels of ARCO Chemical Company executives clearly and appropriately reflect individual and Company performance. Base pay levels recognize individual performance and competitive pay levels. Awards under the Annual Incentive Plan are based on several measures of Company performance relative to its peers and against internally established objectives. Grants of stock options under the 1990 Long-Term Incentive Plan are designed to achieve a total compensation target that reflects both annual and longer term Company performance versus the competitor group.

                                          Robert H. Stewart, III, Chairman
                                          Ronald J. Arnault
                                          Walter F. Beran
                                          Mike R. Bowlin
                                          James A. Middleton
                                          Frank Savage

                               BOARD OF DIRECTORS

DIRECTORS' MEETINGS

  An annual meeting of the Board of Directors will be held each year in conjunction with the annual meeting of stockholders (held in May) for the purposes of organization, election or appointment of officers and the transaction of other business. Regular meetings of the Board may be held without notice at such times as the Board may determine. The Board generally holds regular meetings in January, February, May, July, October, and November. Special meetings may be called by the Chairman of the Board, the President, or a majority of the directors in office. The By-Laws permit action to be taken without a meeting if all members of the Board consent to such action in writing.

  The Board of Directors met six times during 1995. All of the Company's incumbent directors attended 75% or more of the aggregate of all meetings of the Board of Directors and committees on which they served during 1995.

AUDIT COMMITTEE

  The Audit Committee of the Board of Directors reviews the integrity of the Company's accounting and financial reporting standards and practices, maintains communications between the Board of Directors and external and internal auditors, and initiates special investigations as deemed necessary. The Audit Committee also reviews at least once a year all agreements between the Company and ARCO (including their subsidiaries and affiliates) to assure that such agreements are fair to the Company and all its stockholders. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Audit Committee is an officer or employee of the Company or of ARCO (including their subsidiaries and affiliates). The Audit Committee met three times during 1995.

  The Audit Committee currently consists of Messrs. Beran (Chairman), Savage, and Stewart.

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors reviews and approves employee compensation plans and such other benefits as it deems advisable, makes recommendations to the Board as to management succession plans, and administers the Company's Annual Incentive Plan.

No member of the Compensation Committee is an employee of the Company, no member is eligible to participate in any benefit plan of the Company that is administered by the Compensation Committee, and no member is eligible or will be eligible to participate in any benefit plan of the Company other than the Retirement Plan for Outside Directors (described below) and the Deferral Plan for Outside Directors (described below). The Compensation Committee met once during 1995. A special subcommittee of the Compensation Committee, the Long-Term Incentive Plan Administration Subcommittee (the "Subcommittee"), administers the Company's long-term incentive plans. The Subcommittee consists of those members of the Compensation Committee who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Subcommittee met once during 1995.

  The Compensation Committee Report on Executive Compensation begins at page
12.

  The Compensation Committee currently consists of Messrs. Arnault, Beran, Bowlin, Middleton, Savage, and Stewart (Chairman). The Subcommittee currently consists of Messrs. Beran, Savage, and Stewart (Chairman).

CONTRIBUTIONS COMMITTEE

  The Contributions Committee of the Board of Directors reviews and approves the Company's charitable contributions budget, approves contributions involving multi-year commitments, and assures accountability for charitable contributions and activities. The Contributions Committee met once during 1995.

  The Contributions Committee currently consists of Messrs. Hirsig, Savage (Chairman), and Tusinski.

ENVIRONMENT, HEALTH, AND SAFETY COMMITTEE

  The Environment, Health, and Safety Committee reviews and assesses the Company's policies, procedures, and practices relating to (i) protection of the environment and the health and safety of employees, customers, contractors, and the public, (ii) compliance with applicable laws and regulations, (iii) cleanup or remediation of waste sites or excursions, and (iv) development of Company environmental, health, and safety goals and objectives, and makes recommendations to the Board as to such policies, procedures, and practices. The Environment, Health, and Safety Committee met three times during 1995.

  The Environment, Health, and Safety Committee currently consists of Mrs. Knowles, and Messrs. Hirsig, Middleton, and Savage (Chairman).

EXECUTIVE COMMITTEE

  The Executive Committee of the Board of Directors has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board. The Executive Committee did not meet during 1995.

  The Executive Committee currently consists of Messrs. Arnault, Bowlin (Chairman), and Hirsig.

FINANCE COMMITTEE

  The Finance Committee of the Board of Directors reviews and makes recommendations to the Board regarding proposals for the issuance of securities to the public, proposed loans, borrowings and credit agreements, proposed capital projects over $25 million, proposed business acquisitions and divestitures, mergers and joint ventures, all budgets and long range plans, dividend policy and the capital structure of the Company. The Finance Committee met three times during 1995.

  The Finance Committee currently consists of Messrs. Arnault (Chairman), Damon, Hirsig, and Tusinski.

NOMINATING COMMITTEE

  The Nominating Committee of the Board of Directors considers and makes recommendations to the Board as to persons who it believes should be considered for Board membership, and makes recommendations relating to the selection, tenure, and retirement of directors. The Nominating Committee met once during 1995. The Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be submitted to the Secretary of the Company.

  The Nominating Committee currently consists of Messrs. Arnault, Bowlin, Hirsig, and Savage (Chairman).

COMPENSATION OF DIRECTORS

 Director's Fees

  Directors who are employees of the Company or of ARCO are not paid any fees or additional compensation for service as members of the Board or any committee thereof. Directors who are not employees of the Company or of ARCO receive an annual retainer of $40,000 plus $1,000 for each Board or committee meeting attended, and are reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the Chairmen of the Audit and Compensation Committees receive $18,000 per year, the Chairman of the Environment, Health, and Safety Committee receives $10,000 per year, and the Chairmen of the Nominating and Contributions Committees receive $5,000 per year. Outside directors are not eligible to participate in the Company's stock option or other benefit plan programs, but may participate in the plans described below, which, except as otherwise described, are administered by a committee of three Company officers who are not members of the Board of Directors.

 Retirement Plan for Outside Directors

  The ARCO Chemical Company Retirement Plan for Outside Directors is an unfunded, non-qualified retirement plan for directors who are not employees of the Company. Such directors are eligible to receive benefits after serving three years as a member of the Board of Directors. The annual retirement benefit is equal to the director's annual retainer immediately preceding the participant's retirement from the Board. The benefit is payable for the period equal to the time such participant served on the Board as an outside director. Benefits commence following retirement or attainment of the age of 65, whichever is later. In addition, the benefit is payable for life to directors who have served for 15 or more years as an outside director. A surviving beneficiary is entitled to receive 50% of the benefits otherwise payable to the director for the payment period otherwise applicable to the director.

 Deferral Plan for Outside Directors

  The ARCO Chemical Company Deferral Plan for Outside Directors permits outside directors to defer up to 100% of their annual retainer and meeting fees and any committee chairmanship and meeting fees to which they are entitled. The deferral accounts of Messrs. Beran, Middleton, Savage, and Stewart accrued interest that exceeded 120% of a specified IRS rate in the amounts of $3,260, $87, $1,446, and $3,685, respectively, in 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Bowlin served on the Compensation Committee during 1995. Mr. Bowlin, as Chairman of the Board of the Company, is an ex officio officer of the Company under its By-Laws. Mr. Bowlin receives no compensation from the Company and is not eligible to participate in any Company benefit plan.

                   TRANSACTIONS BETWEEN THE COMPANY AND ARCO

  In June 1987, ARCO transferred substantially all the assets and liabilities of the oxygenates and polystyrenics businesses of the then ARCO Chemical Division to the Company in exchange for 80,000,001 shares of Common Stock, representing all of the issued and outstanding Common Stock of the Company prior to October 5, 1987 (the date of the initial public offering of the Common Stock) and approximately 82.8% of the outstanding Common Stock at the record date.

  In conjunction therewith, the Company and ARCO entered into a number of agreements for the purpose of defining the ongoing relationship between them. These agreements were developed in connection with the establishment of the Company by ARCO and, therefore, were not the result of arms-length negotiations between independent parties. Certain of these agreements are between the Company and Lyondell Petrochemical Company ("Lyondell"). As of February 1, 1996, ARCO owned 49.9% of the outstanding common stock of Lyondell. In 1994, ARCO issued Exchangeable Notes due 1997, which, at ARCO's option, can be exchanged at maturity into Lyondell common stock or cash of equal value. If ARCO elects to deliver shares of Lyondell common stock at maturity, ARCO's equity interest in Lyondell will be substantially reduced or eliminated. The Company continues to treat Lyondell as a related party.

  It was the intention of the Company and ARCO that the 1987 agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that was fair to both parties, while continuing certain mutually beneficial joint arrangements.

  Subsequent to 1987, additional or modified agreements, arrangements, and transactions have been entered into by the Company, ARCO, and Lyondell, and their respective subsidiaries, and other such agreements, arrangements, and transactions may be entered into in the future. Any future agreements, arrangements, and transactions will be determined through negotiation between the Company and ARCO or Lyondell, or their respective subsidiaries, as the case may be.

  Periodically, and at least annually, the Audit Committee of the Board of Directors reviews these agreements to assure that such agreements are fair to the Company and its stockholders. See "Board of Directors-Audit Committee" on page 14. Nevertheless, there can be no assurance that each of such agreements, or the transactions provided for therein, was, or will be in the future, on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  The following is a summary of the principal arrangements between the Company and ARCO, and between the Company and Lyondell.

AGREEMENTS WITH ARCO

 Supply, Sales, and Services

  The Company has a number of ongoing supply, sales, and services agreements with various divisions and subsidiaries of ARCO, including Vastar Resources, Inc. ("Vastar"). For the year ended December 31, 1995, the Company purchased from ARCO and its subsidiaries approximately $27 million of products and plant services. The Company sold to ARCO and its subsidiaries, approximately $195 million of products during the same period.

 Administrative Services Agreement

  The Company and ARCO are parties to an agreement (the "Administrative Services Agreement") under which ARCO has provided various services to the Company and the Company has provided various services to ARCO since October 1, 1987. The services that ARCO currently provides thereunder to the Company include insurance, aviation, telecommunications, internal audit, payroll and employee benefits administration, employee assistance program services, certain tax and legal services, and services relating to the issuance of commercial paper and the investment of excess cash. The services that the Company currently provides thereunder to ARCO include environmental technical services, research and development assistance, information and communication systems support, and certain legal services. The Administrative Services Agreement continues in effect from year to year unless terminated by either party upon 12 months prior notice. Either party may terminate any type of service that it receives under the Administrative Services Agreement at any time upon 90 days prior notice. For the year ended December 31, 1995, the Company paid ARCO a total of approximately $32 million and ARCO paid the Company a total of approximately $1 million under the Administrative Services Agreement and other such agreements (principally including the lease described below).

 Leases

  The Company leases its facility in Newtown Square, Pennsylvania from ARCO for an initial term running through 1997.

 Cross-Indemnification Agreement

  The Company and ARCO are parties to a cross-indemnification agreement (the "Cross-Indemnification Agreement") that obligates the Company to indemnify ARCO against substantially all claims relating to the oxygenates and polystyrenics businesses transferred to the Company and certain assets relating thereto. Conversely, the Cross-Indemnification Agreement obligates ARCO to indemnify the Company against claims not relating to the assets, subsidiaries, or business operations transferred to the Company.

 Tax Sharing Agreement

  The Company and its subsidiaries are members of an affiliated group of corporations which files a consolidated federal income tax return with ARCO. The Company and ARCO are parties to a Tax Sharing Agreement, which applies to all taxable years in which the Company and its subsidiaries are included in the ARCO affiliated group's consolidated return and the five taxable years thereafter. Subject to certain exceptions, for periods after June 30, 1987 and prior to January 1, 1995, the Company's share of the ARCO affiliated group's federal income tax liability is determined under the Tax Sharing Agreement as if the Company and its subsidiaries filed a hypothetical separate consolidated federal income tax return. In May 1994, the Company and ARCO agreed to a one-time modification to the Tax Sharing Agreement. The modification permitted the Company to offset ARCO's excess foreign tax credits against its pro forma residual federal tax liability related to a foreign tax refund to the Company of approximately $20 million.

  The Company and ARCO entered into an amended and restated version of the Tax Sharing Agreement (the "Amended Agreement") effective as of January 1, 1995. Except as noted below, the Company and its subsidiaries will continue to compute their share of the ARCO affiliated group's federal income tax liability on a stand-alone basis. The Amended Agreement will permit the Company to reduce its federal income tax liability through the use of certain tax attributes that produce a benefit to the ARCO affiliated group, but would not otherwise benefit the Company on a stand-alone basis. ARCO must keep the Company informed of audits and related litigation that may affect the Company, and the Company has rights to participate in such audits and related litigation. In addition, under certain limited circumstances and after consultation with the Company, ARCO may adjust, compromise or settle issues common to ARCO and the Company, on terms that, in the opinion of independent counsel are at least as favorable as the likely results of continuing to contest such issues, without indemnifying the Company for the increased tax liability arising therefrom.

 Intellectual Property

  ARCO has assigned to the Company various United States and foreign trademarks, together with the registrations and applications therefor, and has granted the Company a non-exclusive license to use other trademarks which contain the word "ARCO" and to use ARCO's spark design as a logo. ARCO also has assigned to the Company over 300 U.S. patents and patent applications and many corresponding foreign patents and patent applications relating to the Company's areas of interest.

CERTIFICATE OF INCORPORATION PROVISIONS RELATING TO CORPORATE OPPORTUNITIES

  In order to address certain potential conflicts of interest between the Company and ARCO, the Company's Certificate of Incorporation contains provisions regulating and defining the conduct of certain affairs of the Company as they may involve ARCO and its officers and directors, and the powers, rights, duties, and liabilities of the Company and its officers, directors, and stockholders in connection therewith. In general, these provisions recognize that from time to time the Company and ARCO may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunity. The Certificate of Incorporation provides that ARCO shall have no duty to refrain from (1) engaging in business activities or lines of business the same as or similar to those of the Company,
(2) doing business with any customer of the Company, or (3) employing any officer or employee of the Company, and neither ARCO nor any officer or director of ARCO will be liable to the Company or to its stockholders for breach of any fiduciary duty by reason of any such activities of ARCO or of such person's participation therein. The Certificate of Incorporation provides certain directives as to how a corporate opportunity is to be handled when presented to an officer or director of either company. It also provides that ARCO is not under any duty to present any corporate opportunity to the Company that may be a corporate opportunity for both ARCO and the Company, and ARCO will not be liable to the Company or its stockholders for breach of any fiduciary duty as stockholder of the Company by reason of the fact that ARCO pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not present the corporate opportunity to the Company.

AGREEMENTS WITH LYONDELL

  Lyondell provides to the Company a portion of the feedstocks purchased by the Company for its manufacturing facilities located at Bayport and Channelview, Texas. Lyondell also provides processing services and products to the Company, as well as certain plant services at Channelview, Texas. The Company in turn provides certain products and services to Lyondell. The Company has granted Lyondell royalty-free, non-exclusive licenses for the technology necessary to produce methyl tertiary butyl ether and isopropyl alcohol at Lyondell's petrochemical complex in Channelview, Texas. For the year ended December 31, 1995, the Company purchased from Lyondell approximately $326 million of feedstocks, products, and plant services. The Company sold Lyondell approximately $2 million of products and services during the same period.


 PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE ARCO CHEMICAL COMPANY 1990
                            LONG-TERM INCENTIVE PLAN

                              Item 2 on Proxy Card

DESCRIPTION OF PLAN

  The ARCO Chemical Company 1990 Long-Term Incentive Plan (the "1990 Plan") provides for nonqualified options--options that are not "qualified stock options" within the meaning of the Internal Revenue Code (the "Code")--for shares of Common Stock to be granted to management employees and selected other key employees of the Company. The purposes of the 1990 Plan are to encourage management employees to focus on the long-range growth and profitability of the Company, to reward them for success in achieving specific long-range goals and to facilitate the attraction and retention of employees of superior capability. At December 31, 1995, the Company's management employee group numbered approximately 32 individuals.

  The 1990 Plan is administered by the Long-Term Incentive Plan Administration Subcommittee of the Compensation Committee of the Board of Directors. All of the members of the Subcommittee are "outside directors" within the meaning of
Section 162(m) of the Code.

  The 1990 Plan provides that the terms of any option granted shall be fixed by the Subcommittee, provided that the option price may not be less than the fair market value of Common Stock on the date of grant, the option period may not exceed 10 years and the option may not be exercised less than one year following the date of grant. The 1990 Plan also provides that the aggregate number of options awarded to any individual in any calendar year may not exceed 25% of the total number of options granted under the 1990 Plan in such calendar year. All options granted to date under the 1990 Plan have been priced at the fair market value on the date of grant and have had an option period of 10 years.

  The options granted under the 1990 Plan carry eligibility for dividend share credits. Dividend share credits (DSCs) are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of DSCs to be allocated on each dividend record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (x) the number of shares subject to outstanding options and (y) the number of DSCs then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock ("FMV") on such dividend record date.

  The 1990 Plan sets forth a performance-based criterion for determining the cash payment that an optionee may receive, if any, with respect to accrued DSCs in connection with the exercise, expiration or surrender of options. On the date of exercise, expiration or surrender (the "Determination Date") of any option, DSCs attributable to such option are cancelled. The optionee is entitled to receive a cash payment in respect of the cancelled DSCs only if (1) the fair market value of such DSCs (equal to the FMV of a share of Common Stock on the Determination Date multiplied by the number of such DSCs) exceeds (2) the aggregate exercise price of such option less the aggregate FMV on the Determination Date of the shares of Common Stock underlying such option. If the performance-based criterion is met, the optionee is entitled to receive a cash payment equal to the difference between (1) the fair market value of such DSCs and (2) the amount, if any, by which the aggregate exercise price of such option exceeds the aggregate FMV of the shares of Common Stock underlying such stock option. With respect to the Company's Chief Executive Officer and four other most highly compensated officers, no cash payment may be made in respect of DSCs unless the Subcommittee has certified in writing that the performance-based criterion has been met.

  Options and the dividend share credits associated with each such option are cancelled upon an optionee's termination of employment under certain specified circumstances, including discharge for cause and resignation without approval of the Company. No grants of options may be made under the 1990 Plan after December 31, 1996.

PROPOSED AMENDMENT

  On February 15, 1996, the Subcommittee adopted, subject to stockholder approval and ratification, an amendment to the 1990 Plan increasing the number of shares for which options may be granted thereunder from 2,000,000 to 2,200,000. This amendment is necessary to enable the Subcommittee to continue to authorize grants of options under the 1990 Plan during 1996 at levels consistent with the stated purposes of the 1990 Plan and consistent with the compensation policies described in the Compensation Committee Report on Executive Compensation. As of December 31, 1995, options for a total of 273,910 shares of ARCO Chemical Common Stock remained available for grant under the 1990 Plan.

  The following table sets forth the aggregate number of options granted under the 1990 Plan from its commencement through February 15, 1996 to the individuals named in the Summary Compensation Table, to all of the Company's current executive officers as a group (plus the named individual who is not a current executive officer) and to all of the Company's employees as a group (excluding the preceding executive group).

                                                                     NUMBER OF
                                                                      OPTIONS
       NAME                                                        GRANTED(1)(2)
       ----                                                        -------------
Alan R. Hirsig....................................................     263,100
Morris Gelb.......................................................      78,700
Jack E. Oppasser..................................................      93,100
Marvin O. Schlanger...............................................     154,200
Walter J. Tusinski................................................      63,500
Executive Group...................................................     803,500
Non-Executive Officer Employee Group..............................   1,215,390

--------
(1) Any grants of options for shares in excess of 2,000,000 are subject to stockholder approval and ratification of the proposed amendment.

(2) Options granted under the 1990 Plan during the period January 1, 1996 through February 15, 1996 will be exercisable four years after the date of grant. Options granted previously under the 1990 Plan have been exercisable one year after the date of grant.

VOTES REQUIRED FOR APPROVAL

  This proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting. Abstentions will be counted as shares present at the meeting. Broker non-votes, if any, will not be counted as shares present at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND RATIFICATION OF THE PROPOSED AMENDMENT TO THE ARCO CHEMICAL COMPANY 1990 LONG-TERM INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

          PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

                              Item 3 on Proxy Card

  The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1996. Coopers & Lybrand L.L.P. has acted as the Company's independent auditors since June 1987. The firm has acted as the independent auditor (i) for ARCO, the Company's principal stockholder, for many years, (ii) for Lyondell since July 1, 1988 and (iii) for Vastar since July 5, 1994. In addition, from time to time, the firm performs consulting work for the Company and for ARCO. The firm has no other relationship with the Company or ARCO or any of their subsidiaries or affiliates except the existing professional relationships of independent accountants.

  Representatives of Coopers & Lybrand L.L.P. will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

  This proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting. Abstentions will be counted as shares present at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1996. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy form will vote the proxies in accordance with their best judgment.

                        VOTING OF STOCK IN PLAN ACCOUNTS

  The Company's Capital Accumulation and Savings Plans, and certain employee benefit plans of ARCO and other affiliates in which Common Stock may be held, permit plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee for each such plan will vote all shares of Common Stock for which no participant directions are received in the same proportion as all the shares of Common Stock for which directions are received.

                               PROXY SOLICITATION

  The expense of soliciting proxies will be paid by the Company. Solicitations will be made primarily through the use of the mails. In addition, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1997 Annual Meeting must be received by November 30, 1996. Such proposals should be addressed to the Secretary.

                        ADDITIONAL INFORMATION AVAILABLE

  THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT.

By order of the Board of Directors

/s/ Robert J. Millstone

Robert J. Millstone
Vice President,General Counsel and Secretary

Newtown Square, Pennsylvania
March 30, 1996

                               ARCO CHEMICAL COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING ON MAY 10, 1996

P The undersigned hereby constitutes and appoints Alan R. Hirsig, Robert J. Millstone, John A. Shaw and Walter J. Tusinski, and each of them, true and
R lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of ARCO
O CHEMICAL COMPANY to be held at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on
X Friday, May 10, 1996, and at any adjournments thereof, on all matters coming before said meeting, including (1) the election of 11 directors,
Y (2) approval of an amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan, and (3) approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the year 1996.

    Nominees for election as director:

    Ronald J. Arnault     James A. Middleton       COMMENTS OR CHANGE OF ADDRESS
    Walter F. Beran       Frank Savage
    Mike R. Bowlin        Marvin O. Schlanger      -----------------------------
    E. Kent Damon, Jr.    Robert H. Stewart, III
    Anthony G. Fernandes  Walter J. Tusinski       -----------------------------
    Alan R. Hirsig
                                                   -----------------------------

                                                   -----------------------------
                                                   (If you have written in the
                                                   above space, please mark the
                                                   corresponding box on the
                                                   reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE          -------------
APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK          SEE REVERSE
ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD              SIDE
OF DIRECTORS' RECOMMENDATIONS. THIS PROXY CANNOT BE VOTED          -------------
UNLESS YOU SIGN AND RETURN IT.

--------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR     +++                                 +
     VOTES LIKE THIS.     +                                   +    1018
                          +                                   +
                                                              ++++

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
--------------------------------------------------------------------------------
1.  Election of                             FOR          WITHHELD
    Directors                               [_]            [_]

For, except vote withheld for the following nominee(s):

----------------------------------------------------------


2.  Approval of                             FOR          AGAINST       ABSTAIN
    amendment to ARCO                       [_]            [_]           [_]
    Chemical Company
    1990 Long-Term
    Incentive Plan

3.  Approval of appointment of              FOR          AGAINST       ABSTAIN
    Coopers & Lybrand L.L.P. as             [_]            [_]           [_]
    independent auditors


Comments or change of address on reverse side.                      [_]

If you plan to attend the meeting please put an "X" in the box.     [_]


SIGNATURE(S) __________________________ DATE _________________
NOTE: Please sign exactly as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title as such.
--------------------------------------------------------------------------------

                               ARCO CHEMICAL COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING ON MAY 10, 1996

P The undersigned hereby constitutes and appoints Alan R. Hirsig, Robert J. Millstone, John A. Shaw and Walter J. Tusinski, and each of them, true and
R lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of ARCO
O CHEMICAL COMPANY to be held at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on
X Friday, May 10, 1996, and at any adjournments thereof, on all matters coming before said meeting, including (1) the election of 11 directors,
Y (2) approval of an amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan, and (3) approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the year 1996.

    Nominees for election as director:

    Ronald J. Arnault     James A. Middleton       COMMENTS OR CHANGE OF ADDRESS
    Walter F. Beran       Frank Savage
    Mike R. Bowlin        Marvin O. Schlanger      -----------------------------
    E. Kent Damon, Jr.    Robert H. Stewart, III
    Anthony G. Fernandes  Walter J. Tusinski       -----------------------------
    Alan R. Hirsig
                                                   -----------------------------

                                                   -----------------------------
                                                   (If you have written in the
                                                   above space, please mark the
                                                   corresponding box on the
                                                   reverse side of this card.)

THE NUMBER OF SHARES SPECIFIED ON THE REVERSE SIDE OF THIS PROXY
REPRESENTS THE AGGREGATE NUMBER OF SHARES HELD FOR YOUR ACCOUNT
IN THE ARCO CHEMICAL COMPANY CAPITAL ACCUMULATION AND/OR SAVINGS
PLANS OR IN CERTAIN EMPLOYEE BENEFIT PLANS OF ATLANTIC RICHFIELD   -------------
COMPANY, LYONDELL PETROCHEMICAL COMPANY OR VASTAR RESOURCES, INC.   SEE REVERSE
THIS PROXY COVERS ALL SHARES CREDITED TO YOUR ACCOUNT IN THESE          SIDE
PLANS.                                                             -------------

--------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR    +++                                   +
     VOTES LIKE THIS.    +                                     +       6016
                         +                                     +
                                                               +++++


  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
--------------------------------------------------------------------------------
1.  Election of                        FOR               WITHHELD
    Directors                          [_]                 [_]

For, except vote withheld for the following nominee(s):

--------------------------------------------------------

2.  Approval of                        FOR               AGAINST       ABSTAIN
    amendment to ARCO                  [_]                 [_]           [_]
    Chemical Company
    1990 Long-Term
    Incentive Plan

3.  Approval of appointment of         FOR               AGAINST       ABSTAIN
    Coopers & Lybrand L.L.P. as        [_]                 [_]           [_]
    independent auditors


Comments or change of address on reverse side.                      [_]

If you plan to attend the meeting please put an "X" in the box.     [_]


SIGNATURE(S) _______________________ DATE ____________________
NOTE: Please sign exactly as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title as such.
--------------------------------------------------------------------------------